Exhibit 99.3

March 6, 2017

Board of Directors

Clayton Williams Energy, Inc.

6 Desta Drive, Suite 6500

Midland, TX 79705

Re:	Registration Statement on Form S-4 of Noble Energy, Inc., filed March 6, 2017 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated January 13, 2017 (“Opinion Letter”), with respect to the fairness from a financial point of view of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to the holders (other than Noble Energy, Inc. (“Noble”) and its affiliates) of the outstanding shares of common stock, par value $0.10 per share, of Clayton Williams Energy, Inc. (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of January 13, 2017, by and among Noble, Wild West Merger Sub, Inc., a wholly owned subsidiary of Noble, NBL Permian LLC, a wholly owned subsidiary of Noble, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of CWEI’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – CWEI Board Recommendation and Its Reasons for the Merger” and “The Merger – Opinion of CWEI’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)